Exhibit 99.1
Gregory J. Larson Chief Financial Officer 240.744.5120 Gee Lingberg Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2015 AND ANNOUNCES FIRST QUARTER DIVIDEND

BETHESDA, MD; February 17, 2016 – Host Hotels & Resorts, Inc. (NYSE: HST), (“Host Hotels” or the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results of operations for the fourth quarter and the year.

“In addition to having a solid quarter, especially from a bottom-line perspective, we undertook a number of initiatives in 2015 to capitalize on value-enhancing opportunities and better position Host Hotels for continued growth and success,” said W. Edward Walter, Chief Executive Officer. “In line with our disciplined approach to actively managing our portfolio and efficiently allocating capital, we sold more than $1 billion of non-core hotels, including hotels sold through joint ventures, returned more than $1.3 billion to stockholders through dividends and our stock repurchase program, invested more than $1 billion in new assets and capital improvements, and repaid or refinanced more than $1.4 billion of debt. Continually improving operational and financial performance and closing the gap between asset value and share price remain our top priorities. We are confident that we are taking the right steps to drive continued growth and value creation.”

Operating Results

(in millions, except per share and hotel statistics)

	Quarter ended December 31,		Percent	Year ended December 31,		Percent
	2015	2014	Change	2015	2014	Change
Total revenues	$ 1,334	$ 1,320	1.1%	$ 5,387	$ 5,354	0.6%
Comparable hotel revenues (1)	1,263	1,219	3.6%	5,076	4,915	3.3%
Net income (2)	166	258	(35.7)%	571	747	(23.6)%
Adjusted EBITDA (1)	344	351	(2.0)%	1,409	1,402	0.5%
Change in comparable hotel RevPAR:
Domestic properties	3.2%			3.8%
International properties - Constant US$	15.5%			2.2%
Total - Constant US$	3.6%			3.8%

Diluted earnings per share(2)	$ .22	$ .33	(33.3)%	$ .74	$ .96	(22.9)%
NAREIT FFO per diluted share (1)	.37	.40	(7.5)%	1.49	1.57	(5.1)%
Adjusted FFO per diluted share (1)	.39	.40	(2.5)%	1.54	1.50	2.7%
___________

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, Adjusted EBITDA and comparable hotel results are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

(2)	Net income for 2014 includes a net gain of $69 million, or $.09 of diluted earnings per share for settlement of litigation.

Fourth quarter and full year 2015 results reflect the following:

•

Comparable RevPAR on a constant dollar basis improved 3.6% for the quarter, reflecting a 1.7% increase in average room rate and a 140 basis point increase in occupancy to 74%. For the full year, the Company’s comparable RevPAR on a constant dollar basis increased 3.8%, reflecting rate growth of 3.3%, while occupancy improved 40 basis points to 77.4%. Additionally, the implementation of the previously disclosed adoption of the 11th Edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) negatively impacted RevPAR by approximately 30 basis points in the quarter and 20 basis points in the full year.

•

Comparable RevPAR at the Company’s domestic properties improved 3.2% for the quarter and 3.8% for the full year. The strongest domestic markets during the quarter were Florida and Los Angeles, where comparable RevPAR increased 11.7% and 9.8%, respectively. The Company’s New York and Houston hotels continued to lag the portfolio with a decrease in comparable RevPAR for the quarter of 2.4% and 1.1%, respectively. For the full year, the Company’s west coast properties led RevPAR growth with strong increases in the San Diego, Los Angeles, Seattle, and San Francisco markets.

•

On a constant dollar basis, RevPAR at the Company’s comparable international properties increased 15.5% for the fourth quarter due to increases of 39.1% and 10.4% in the Company’s Latin America and Asia-Pacific markets, respectively. For the full year, RevPAR for the Company’s international properties increased 2.2%, with RevPAR increases in Latin America and Asia-Pacific markets offset by declines in Canada, which were largely associated with renovation activity.

•

Comparable food and beverage revenues increased 6.1% for the quarter as a result of improved banquet and audio-visual business, as several large group events experienced increased attendance and additional spend. For the full year, the increase in revenues was 5.2%, reflecting strong second half of the year performance. The implementation of USALI increased food and beverage performance by approximately 140 and 270 basis points for the quarter and full year, respectively.

•

Comparable hotel EBITDA margins increased 55 basis points for the quarter and 20 basis points for full year, leading to an increase in Comparable Hotel EBITDA of 5.8% and 4.1%, respectively. The Company’s comparable hotel EBITDA margins were affected by the adoption of USALI, which reduced margins by approximately 3 basis points and 15 basis points for the quarter and full year, respectively.

•

Net income was $166 million in the fourth quarter and $571 million for the full year. Net income was affected by the items noted above, as well as by debt extinguishment costs and a gain on litigation settlement. Debt extinguishment costs increased $20 million and $37 million, respectively, for the fourth quarter and full year, compared to the same periods in 2014. The Company also recognized a $69 million litigation settlement gain in its full year 2014 net income.

Share Repurchase Program and Dividends

“During the fourth quarter, we continued to implement our plan to take advantage of the arbitrage between public and private market valuations, and repurchased 19.6 million shares for a total purchase price of $325 million” said Gregory J. Larson, Executive Vice President and Chief Financial Officer. For the full year, the Company repurchased 38.3 million shares of common stock for a total purchase price of approximately $675 million. The Company currently has $325 million of repurchase capacity under its share repurchase program authorized by the Board of Directors in October 2015. The common stock may be purchased in the open market or through private transactions, from time to time, through December 31, 2016 depending upon market conditions. The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at its discretion.

The Company’s dividend policy is that it generally intends to distribute, over time, 100% of its taxable income, which is dependent primarily on the Company’s results of operations, as well as the tax gains and losses from property sales. The Company paid a regular quarterly cash dividend of $0.20 per share on its common stock on January 15, 2016 to stockholders of record as of December 31, 2015. On February 16, 2016, the Board of Directors authorized a regular quarterly cash dividend of $0.20 per share on its common stock, which equates to a 5.4% annualized yield based on the Company’s current stock price. The dividend will be paid on April 15, 2016, to stockholders of record on March 31, 2016. The Company is committed to sustaining a meaningful dividend, subject to approval by the Company’s Board of Directors.

Capital Allocation

Acquisition opportunities were limited by continued low interest rates, which increased competition and drove premium pricing for high-quality properties in the Company’s major markets or asset types. During 2015, the Company acquired The Phoenician, a 643-room Luxury Collection resort in Scottsdale, Arizona for $400 million and, during the fourth quarter, the long-term ground lease associated with the Marriott Minneapolis for $34 million. Conversely, this environment has helped the Company successfully execute on its strategic plan of reallocating capital out of markets where it expects lower growth or higher capital expenditure requirements. Proceeds from these sales have been utilized as a source of funds for the Company’s stock repurchase program, capital expenditure programs, and other corporate initiatives. Subsequent to year-end, the Company sold two non-core assets, the 139-room Novotel Wellington, New Zealand and the 350-room San Diego Marriott Mission Valley for a total sales price of approximately $98 million and recorded a total gain of $56 million. The following table is a summary of our completed and pending disposition activity (in US$, in millions):

	Sale Price	Mortgage Debt Repayment	Net Proceeds
January 1, 2015 - September 30, 2015 Sales
Toronto Delta Meadowvale	$33	$—	$32
Sheraton Needham	54	—	53
Park Ridge Marriott & Chicago O'Hare Marriott	89	—	88
Crowne Plaza Amsterdam City Centre (1)	118	49	22
Kansas City Marriott	9	—	9

Fourth Quarter 2015 Sales
Portfolio of 8 Hotels (1)	464	204	85
Four Points by Sheraton, Perth (2)	67	32	9
Novotel Auckland Ellerslie and ibis Auckland Ellerslie	38	15	22
Novotel Queenstown Lakeside	60	20	39
Total 2015 Sales	$932	$320	$359

Year-to-date 2016 Sales
Novotel Wellington	22	9	13
San Diego Marriott Mission Valley	76	—	76
Total Sales	$1,030	$329	$448

Hotels Under Contract (3)	$117	$11	$106
___________

(1)	Owned by the Company's joint venture in Europe. Net proceeds are based on the Company's ownership percentage.
(2)	Owned by the Company's joint venture in Asia. Net proceeds are based on the Company's ownership percentage.
(3)

Represents three hotels currently under contract that are subject to various closing conditions.  There can be no assurances that these properties will be sold within this time period or at the sales prices indicated.

The net impact on the Company’s forecast as a result of the 2016 sales discussed above, including three properties under contract, is a decrease to net income (excluding gain on sale) and Adjusted EBITDA of $8 million and $14 million, respectively.

Redevelopment, Return On Investment (“ROI”) and Acquisition Capital Projects

The Company invested approximately $100 million and $275 million in the fourth quarter and full year, respectively, on redevelopment, ROI, and acquisition capital expenditures. Projects opened during the fourth quarter include the complete repositionings of the Houston Airport Marriott at George Bush Intercontinental, The Logan, Philadelphia, Curio – A Collection by Hilton, and The Camby Hotel, Phoenix, part of Marriott’s Autograph Collection. During January 2016, the Company also opened the completely repositioned and rebranded Axiom Hotel San Francisco, which had been closed since January, 2015. The Company’s forecast reflects an increase to both net income and Adjusted EBITDA of approximately $32 million to $34 million compared to 2015, as a result of the completion of these four projects.

For 2016, the Company expects to invest approximately $180 million to $195 million in redevelopment projects, ROI, and acquisition capital expenditures or a decline of approximately $88 million from 2015. These projects, which will result in the hotels being classified as non-comparable in 2016, include:

•

The Phoenician – In conjunction with the recent acquisition, the Company intends to complete a comprehensive two year renovation. The first phase includes the renovation of all guestrooms during summer 2016, while the renovation of public space, spa, and restaurants is scheduled for 2017.

•

Hyatt Regency San Francisco Airport – The renovation commenced in November 2015 and is expected to be completed in the third quarter of 2016. The project includes all of the guestrooms and bathrooms, meeting space, the repositioning of the atrium into a new restaurant and lounge and conversion of the existing restaurant and sports bar to approximately 15,000 square feet of additional meeting space.

•

Denver Marriott Tech Center – The extensive project started in November 2015 and is expected to be completed in the fourth quarter of 2016. The project includes renovation of guestrooms and bathrooms, conversion of 64 rooms to 41 suites, conversion of the concierge lounge into three meeting rooms, and the repositioning of the public space and food and beverage areas.

•

Marriott Marquis San Diego Marina – The Company is approximately 75% through construction of the $106 million all-new two-level exhibition hall. Upon completion, the hotel will provide approximately 280,000 square feet of expanded and modernized conference and meeting space that will include two 36,000 square-foot ballrooms, each capable of accommodating up to 3,700 guests. The project, which is scheduled to be completed this summer, will include customizable space with state-of-the-art meeting amenities such as a 12-screen video wall system, offering the highest level of videography, sound, and production capabilities.

Renewal and Replacement Expenditures

The Company invested approximately $91 million and $388 million in the fourth quarter and full year, respectively, in renewal and replacement capital expenditures. For 2016, the Company expects to invest between $310 million to

$325 million, a decrease of over $60 million, or approximately 18%. Significant projects completed during the fourth quarter include the renovation of 295 rooms at The Ritz-Carlton Golf Resort, Naples, the restaurant at The Ritz-Carlton, Amelia Island and the 3030 Ocean Restaurant & Bar at the Fort Lauderdale Marriott Harbor Beach Resort & Spa.

For 2016, renewal and replacement capital expenditures include room renovations at The Ritz-Carlton, Tysons Corner, Fort Lauderdale Marriott Harbor Beach Resort & Spa, and W Seattle and the renovation of the ballroom and event lawn at the Hyatt Regency Maui Resort and Spa.

European Joint Venture

The European joint venture’s comparable hotel RevPAR, on a constant euro basis (which excludes the eight hotels sold in October) increased approximately 1.7% and 4.2% for the fourth quarter and full year, respectively, and was significantly impacted by the November terrorist attacks in Paris. The increase in comparable hotel RevPAR resulted in a total revenue increase of 1.0% and 2.5% for the fourth quarter and full year, respectively, at the European joint venture’s comparable properties on a constant euro basis.

Balance Sheet

The Company believes that its strong balance sheet is a key competitive advantage that affords it a low cost of capital and the necessary financial flexibility to take advantage of opportunities throughout the lodging cycle. The Company’s long term unsecured debt currently maintains an investment grade rating. At December 31, 2015, the Company had approximately $239 million of cash, $702 million of available capacity under its revolving credit facility, and $4.0 billion of debt. Additionally, the five hotels either sold or under contract noted in the table on page 3 are expected to generate a total sales price of $215 million, which is not included in the year-end balances.

On December 29, 2015, the Company drew the remaining $200 million available under its 2015 Term Loan facility. During the year, the Company repaid or refinanced $1.4 billion of debt with a weighted average interest rate of 5.0% with proceeds from the issuance of $1.5 billion of debt with a weighted average interest rate of 3.1%. As a result of these transactions, the Company decreased its weighted average interest rate by 110 basis points to 3.7%, lowered its annualized interest expense by $24 million to $165 million, and extended its weighted average debt maturity by 0.8 years to 6.0 years, with no significant maturities until 2019, assuming the Company exercises the extensions on its credit facility.

2016 Outlook

For 2016, while the overall economic outlook remains uncertain reflecting the significant weakness in oil prices and the recent slowdown of the Chinese economy, the Company expects to benefit from its 2015 value enhancement and rebranding initiatives and, based on current group bookings, expects to continue to drive earnings growth. Additionally, the below guidance includes the five hotel dispositions noted in the table on page 3, as well as the related reduction to Adjusted EBITDA of $14 million and net income (excluding gain on sale) of $8 million. Therefore, the Company anticipates that its 2016 operating results will be in the following range:

	Full Year 2016
	Low-end of range	High-end of range
Total comparable hotel RevPAR - Constant US$	3.0%	4.0%
Total revenues under GAAP	3.0%	4.0%
Total comparable hotel revenues	3.8%	4.8%
Operating profit margin under GAAP	60 bps	110 bps
Comparable hotel EBITDA margins	0 bps	40 bps

Based upon the above parameters, the Company estimates its 2016 guidance as follows (in millions, except per share amounts):

	Full Year 2016
	Low-end of range	High-end of range
Earnings per diluted share	$.80	$.84
Net income	612	641
NAREIT FFO per diluted share	1.65	1.69
Adjusted FFO per diluted share	1.65	1.69
Adjusted EBITDA	1,450	1,480

See the 2016 Forecast Schedules and the Notes to Financial Information for other assumptions used in the forecasts and items that may affect forecast results. The 2016 Adjusted EBITDA forecasts for the Houston Airport Marriott, The Logan, Curio, The Camby Hotel and the Axiom hotel included on page 4 are based on estimates of operating performance metrics, including expected occupancy, average room rate, mix of group and transient customers, as well as market specific estimates of demand drivers.  This also includes  estimated costs such as utilities, marketing, general overhead costs, and management fees. Each of these hotels has been completely repositioned and three of the hotels will be operated by a new management company. For these reasons, historical operating data is not predictive of future results and there can be no assurances that the Company will achieve these 2016 forecasts due to less than expected demand or a slower than expected ramp-up in operations.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 93 properties in the United States and 12 properties internationally totaling approximately 57,000 rooms. The Company also holds non-controlling interests in five joint ventures, including one in Europe that owns 10 hotels with approximately 3,900 rooms and one in Asia that has interests in five hotels in India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Méridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissôtel®, ibis®, Pullman®, and Novotel® as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 17, 2016, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

Host Hotels & Resorts, Inc., herein referred to as “we” or “Host Inc.,” is a self-managed and self-administered real estate investment trust (“REIT”) that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2015, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net income attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets (1)

(in millions, except shares and per share amounts)

	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Property and equipment, net	$10,661	$10,575
Assets held for sale	55	—
Due from managers	56	70
Advances to and investments in affiliates	345	433
Furniture, fixtures and equipment replacement fund	149	129
Other	264	281
Restricted cash	15	—
Cash and cash equivalents	239	684
Total assets	$11,784	$12,172

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt
Senior notes	$2,376	$2,858
Credit facility, including the term loans of $996 million and $499 million, respectively	1,291	697
Mortgage debt	350	402
Total debt	4,017	3,957
Accounts payable and accrued expenses	243	298
Other	299	324
Total liabilities	4,559	4,579

Non-controlling interests - Host Hotels & Resorts, L.P.	143	225

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 750.3 million shares and 755.8 million shares issued and outstanding, respectively	8	8
Additional paid-in capital	8,302	8,476
Accumulated other comprehensive loss	(107)	(50)
Deficit	(1,139)	(1,098)
Total equity of Host Hotels & Resorts, Inc. stockholders	7,064	7,336
Non-controlling interests—other consolidated partnerships	18	32
Total equity	7,082	7,368
Total liabilities, non-controlling interests and equity	$11,784	$12,172
___________
(1)

Our condensed consolidated balance sheet as of December 31, 2015 has been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statement of Operations (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenues
Rooms	$840	$839	$3,465	$3,452
Food and beverage	408	396	1,568	1,546
Other	86	85	354	356
Total revenues	1,334	1,320	5,387	5,354
Expenses
Rooms	221	228	902	924
Food and beverage	280	280	1,110	1,109
Other departmental and support expenses	322	315	1,295	1,264
Management fees	55	56	226	227
Other property-level expenses	100	97	396	386
Depreciation and amortization	181	177	716	701
Corporate and other expenses (2)	26	18	94	43
(Gain) loss on insurance settlements	2	—	(2)	(10)
Total operating costs and expenses	1,187	1,171	4,737	4,644
Operating profit	147	149	650	710
Interest income	2	1	4	4
Interest expense (3)	(61)	(50)	(234)	(214)
Gain on sale of assets	33	124	95	236
Gain (loss) on foreign currency transactions and derivatives	(2)	1	(5)	(1)
Equity in earnings of affiliates	43	30	70	26
Income before income taxes	162	255	580	761
Benefit (provision) for income taxes	4	3	(9)	(14)
Net income	166	258	571	747
Less: Net income attributable to non-controlling interests	(3)	(4)	(13)	(15)
Net income attributable to Host Inc.	$163	$254	$558	$732
Basic earnings per common share	$.22	$.34	$.74	$.97
Diluted earnings per common share	$.22	$.33	$.74	$.96

___________

(1)

Our condensed consolidated statements of operations presented above have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP have been omitted.

(2)	Corporate and other expenses include the following items:
	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
General and administrative costs	$24	$17	$87	$82
Non-cash stock-based compensation expense	2	8	11	22
Litigation (recoveries)/accruals and acquisition costs, net	—	(7)	(4)	(61)
Total	$26	$18	$94	$43

(3)	Interest expense includes the following items:
	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Non-cash interest for exchangeable debentures	$—	$4	$13	$16
Debt extinguishment costs	20	—	41	4
Total	$20	$4	$54	$20

HOST HOTELS & RESORTS, INC.

Earnings per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net income	$166	$258	$571	$747
Less: Net income attributable to non-controlling interests	(3)	(4)	(13)	(15)
Net income attributable to Host Inc.	163	254	558	732
Assuming conversion of exchangeable senior debentures	1	7	—	27
Diluted income attributable to Host Inc.	$164	$261	$558	$759

Basic weighted average shares outstanding	753.2	755.7	752.4	755.4
Assuming weighted average shares for conversion of exchangeable senior debentures	8.2	30.8	—	30.3
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	.5	1.1	.5	1.1
Diluted weighted average shares outstanding (1)	761.9	787.6	752.9	786.8
Basic earnings per common share	$.22	$.34	$.74	$.97
Diluted earnings per common share	$.22	$.33	$.74	$.96
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)

Comparable Hotels by Market in Constant US$

	As of December 31, 2015		Quarter ended December 31, 2015			Quarter ended December 31, 2014
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$227.65	75.8%	$172.64	$223.44	72.3%	$161.55	6.9%
New York	8	6,960	324.20	88.7	287.67	330.82	89.1	294.83	(2.4)
Washington, D.C.	12	6,023	203.64	70.4	143.40	200.38	71.1	142.52	0.6
Atlanta	6	2,280	189.48	71.4	135.25	178.20	70.1	124.98	8.2
Florida	8	4,965	229.61	70.0	160.66	219.45	65.6	143.87	11.7
Chicago	6	2,392	200.57	75.0	150.42	204.26	71.5	146.03	3.0
Denver	3	1,340	158.95	56.2	89.36	152.33	59.6	90.71	(1.5)
Houston	3	1,142	196.59	68.6	134.82	216.91	62.9	136.34	(1.1)
Phoenix	3	1,241	203.74	66.6	135.64	196.89	69.4	136.74	(0.8)
Seattle	3	1,774	182.72	70.7	129.22	177.17	71.1	125.93	2.6
San Francisco	5	3,701	239.81	76.1	182.55	227.66	79.2	180.41	1.2
Los Angeles	8	3,228	180.45	76.9	138.70	171.41	73.7	126.26	9.8
San Diego	4	3,331	184.21	73.4	135.15	168.84	74.5	125.74	7.5
Hawaii	3	1,682	325.04	87.2	283.49	335.58	83.6	280.43	1.1
Other	11	7,270	168.28	65.5	110.26	166.72	61.1	101.84	8.3
Domestic	87	50,514	225.21	73.9	166.37	222.41	72.5	161.25	3.2

Asia-Pacific	5	1,024	$151.35	87.0%	$131.73	$138.51	86.2%	$119.36	10.4%
Canada	2	849	163.50	62.4	101.95	164.98	61.8	101.92	—
Latin America	2	557	274.60	77.2	212.00	213.27	71.5	152.42	39.1
International	9	2,430	183.16	76.2	139.66	162.46	74.4	120.86	15.5
All Markets - Constant US$	96	52,944	223.21	74.0	165.14	219.57	72.6	159.39	3.6

All Owned Hotels in Constant US$ (3)

	As of December 31, 2015		Quarter ended December 31, 2015			Quarter ended December 31, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	96	52,944	$223.21	74.0%	$165.14	$219.57	72.6%	$159.39	3.6%
Non-comparable Hotels:
Renovations/Pro Forma Acquisitions	9	4,126	219.11	53.4	117.06	205.81	71.3	146.67	(20.2)
Subtotal	105	57,070	222.99	72.5	161.66	218.60	72.5	158.47	2.0
Development	2	407	58.00	58.9	34.19	—	—	—	N/M
All Hotels	107	57,477	222.04	72.4	160.76	218.52	72.4	158.11	1.7

Comparable Hotels in Nominal US$

	As of December 31, 2015		Quarter ended December 31, 2015			Quarter ended December 31, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	5	1,024	$151.35	87.0%	$131.73	$163.97	86.2%	$141.30	(6.8)%
Canada	2	849	163.50	62.4	101.95	193.42	61.8	119.48	(14.7)
Latin America	2	557	274.60	77.2	212.00	286.04	71.5	204.43	3.7
International	9	2,430	183.16	76.2	139.66	199.12	74.4	148.14	(5.7)
Domestic	87	50,514	225.21	73.9	166.37	222.41	72.5	161.25	3.2
All Markets	96	52,944	223.21	74.0	165.14	221.31	72.6	160.65	2.8

Comparable Hotels by Type in Nominal US$

	As of December 31, 2015		Quarter ended December 31, 2015			Quarter ended December 31, 2014
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	53	32,646	$234.24	77.0%	$180.33	$234.66	75.5%	$177.22	1.8%
Suburban	23	8,627	178.61	66.1	118.11	170.38	65.2	111.08	6.3
Resort	12	7,751	258.27	67.8	175.09	255.57	65.8	168.11	4.2
Airport	8	3,920	155.98	78.5	122.47	150.52	78.0	117.38	4.3
All Types	96	52,944	223.21	74.0	165.14	221.31	72.6	160.65	2.8

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels by Market in Constant US$

	As of December 31, 2015		Year ended December 31, 2015			Year ended December 31, 2014
Market (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Boston	4	3,185	$228.47	79.6%	$181.85	$218.31	77.4%	$168.89	7.7%
New York	8	6,960	291.61	86.4	251.95	292.10	87.7	256.27	(1.7)
Washington, D.C.	12	6,023	205.52	75.5	155.16	201.94	76.7	154.96	0.1
Atlanta	6	2,280	183.13	75.3	137.82	172.85	73.9	127.82	7.8
Florida	8	4,965	234.83	74.8	175.75	222.07	73.9	164.11	7.1
Chicago	6	2,392	202.05	75.7	152.87	194.78	75.0	146.17	4.6
Denver	3	1,340	158.75	67.4	106.92	152.42	67.3	102.54	4.3
Houston	3	1,142	204.14	69.4	141.65	223.38	68.5	153.01	(7.4)
Phoenix	3	1,241	210.15	71.1	149.42	196.66	72.6	142.77	4.7
Seattle	3	1,774	204.17	78.8	160.84	188.57	78.8	148.62	8.2
San Francisco	5	3,701	239.00	83.5	199.56	224.15	82.4	184.78	8.0
Los Angeles	8	3,228	191.42	81.0	155.10	177.43	80.6	143.01	8.5
San Diego	4	3,331	195.57	82.3	160.98	182.90	80.5	147.30	9.3
Hawaii	3	1,682	323.10	88.7	286.48	324.57	84.1	273.08	4.9
Other	11	7,270	168.97	68.2	115.19	165.86	67.3	111.67	3.2
Domestic	87	50,514	221.62	77.6	172.00	214.74	77.1	165.65	3.8

Asia-Pacific	5	1,024	$149.56	83.4%	$124.71	$142.14	81.9%	$116.35	7.2%
Canada	2	849	177.16	60.5	107.20	175.83	68.2	119.97	(10.6)
Latin America	2	557	281.25	71.6	201.42	258.09	71.5	184.59	9.1
International	9	2,430	186.97	72.8	136.10	178.00	74.8	133.14	2.2
All Markets - Constant US$	96	52,944	220.11	77.4	170.34	213.10	77.0	164.15	3.8

All Owned Hotels in Constant US$ (3)

	As of December 31, 2015		Year ended December 31, 2015			Year ended December 31, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Comparable Hotels	96	52,944	$220.11	77.4%	$170.34	$213.10	77.0%	$164.15	3.8%
Non-comparable Hotels:
Renovations/Pro Forma Acquisitions	9	4,126	210.93	59.6	125.71	204.53	75.1	153.54	(18.1)
Subtotal	105	57,070	219.62	76.2	167.32	212.49	76.9	163.38	2.4
Development	2	407	67.38	52.7	35.50	—	—	—	N/M
All Hotels	107	57,477	218.87	76.0	166.39	212.47	76.9	163.29	1.9

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1) (cont.)

Comparable Hotels in Nominal US$

	As of December 31, 2015		Year ended December 31, 2015			Year ended December 31, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Asia-Pacific	5	1,024	$149.56	83.4%	$124.71	$169.55	81.9%	$138.79	(10.1)%
Canada	2	849	177.16	60.5	107.20	203.55	68.2	138.89	(22.8)
Latin America	2	557	281.25	71.6	201.42	335.90	71.5	240.25	(16.2)
International	9	2,430	186.97	72.8	136.10	216.49	74.8	161.93	(16.0)
Domestic	87	50,514	221.62	77.6	172.00	214.74	77.1	165.65	3.8
All Markets	96	52,944	220.11	77.4	170.34	214.82	77.0	165.48	2.9

Comparable Hotels by Type in Nominal US$

	As of December 31, 2015		Year ended December 31, 2015			Year ended December 31, 2014
Property type (2)	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Urban	53	32,646	$227.31	79.2%	$180.11	$225.11	79.0%	$177.89	1.2%
Suburban	23	8,627	181.93	72.4	131.64	170.64	71.6	122.15	7.8
Resort	12	7,751	262.67	73.0	191.85	253.83	71.9	182.60	5.1
Airport	8	3,920	161.31	81.7	131.80	150.15	82.5	123.91	6.4
All Types	96	52,944	220.11	77.4	170.34	214.82	77.0	165.48	2.9
___________

(1)

See the Notes to Financial Information for a discussion of comparable hotel operating statistics and constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

(2)	See the Notes to Financial Information for a description of these markets and property types.
(3)

Operating statistics are presented for all consolidated properties owned as of December 31, 2015 and do not include the results of operations for properties sold in 2015 or 2014. Additionally, all owned hotel operating statistics include hotels that we did not own for the entirety of the periods presented and properties that are undergoing large-scale capital projects during the periods presented and, therefore, are not considered comparable hotel information upon which we usually evaluate our performance. Specifically, comparable RevPAR is calculated as revenues divided by the available room nights, which will rarely vary on a year-over-year basis. Conversely, the available room nights included in the non-comparable RevPAR statistic will vary widely based on the timing of hotel closings, the scope of a capital project, or the development of a new property. As a result, the RevPAR change of 1.7% for the quarter and 1.9% for year to date for the 107 hotels owned as of December 31, 2015 is non-comparable because the available room nights are not consistent and certain of these properties had little or no revenues during those periods. See the Notes to Financial Information for further information on these pro forma statistics and the limitations on their use. The following hotels are considered non-comparable for the periods presented:

•

Non-comparable hotels - Renovations/pro forma acquisitions - This represents six hotels under significant renovations: The Camby Hotel (previously The Ritz-Carlton, Phoenix), The Logan (previously the Four Seasons Philadelphia), the Houston Airport Marriott at George Bush Intercontinental, the Marriott Marquis San Diego Marina, the San Cristobal Tower, Santiago and the Sheraton Santiago Hotel & Convention Center. It also includes: The Phoenician which was acquired in June 2015, the YVE Hotel Miami which was acquired in August 2014 and The Axiom Hotel which was acquired in January 2014. We were able to obtain historical operating data for periods prior to our ownership for the three hotels acquired in 2015 and 2014, which are presented on a pro forma basis assuming we owned the hotels as of January 1, 2014. As a result, the RevPAR decrease of 20.2% and 18.1% for the quarter and full year 2015, respectively, for these nine hotels is considered non-comparable.

•

Non-comparable hotels - Development - This represents hotels that were under development and includes the Novotel and ibis Rio de Janeiro Parque Olimpico hotels, which we developed and were opened late in the fourth quarter of 2014. As a result, the RevPAR change for the quarter for these hotels is considered non-meaningful (N/M).

HOST HOTELS & RESORTS, INC.

Hotel Operating Data – European Joint Venture

	As of December 31, 2015		Quarter ended December 31, 2015			Quarter ended December 31, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	9	3,499	€215.12	72.4%	€155.73	€202.64	75.6%	€153.18	1.7%
Total comparable - in Nominal Euros (1)	9	3,499	215.12	72.4	155.73	200.05	75.6	151.22	3.0
All Hotels (Pro Forma) - in Constant Euros (2)	10	3,893	205.53	72.7	149.38	193.72	75.9	146.95	1.7

	As of December 31, 2015		Year ended December 31, 2015			Year ended December 31, 2014
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Percent Change in RevPAR
Total comparable - in Constant Euros (1)	9	3,499	€218.87	78.2%	€171.14	€210.30	78.1%	€164.24	4.2%
Total comparable - in Nominal Euros (1)	9	3,499	218.87	78.2	171.14	208.04	78.1	162.47	5.3
All Hotels (Pro Forma) - in Constant Euros (2)	10	3,893	209.54	77.9	163.16	201.08	77.8	156.36	4.3
___________
(1)

Total comparable statistics include the operating performance for the 9 properties in the joint venture with comparable results (determined on the same basis as our consolidated comparable hotel portfolio). The total comparable statistics exclude one hotel acquired in 2014 as the joint venture did not own the hotel for the entirety of the periods presented. See Notes to Financial Information for a discussion of the constant Euro and nominal Euro presentation.

(2)

Operating statistics presented are for all properties owned by the joint venture as of December 31, 2015. The results exclude the operations for nine properties sold in 2015 and the one property sold in 2014. The results of the Sheraton Berlin Grand Hotel Esplanade are presented on a pro forma basis, assuming the hotel was owned as of January 1, 2014. See Notes to Financial Information for further information on these pro forma statistics and limitations on their use.

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Number of hotels	96	96	96	96
Number of rooms	52,944	52,944	52,944	52,944
Change in comparable hotel RevPAR -
Constant US$	3.6%	—	3.8%	—
Nominal US$	2.8%	—	2.9%	—
Operating profit margin (2)	11.0%	11.3%	12.1%	13.3%
Comparable hotel EBITDA margin (2)	26.5%	25.95%	27.05%	26.85%
Comparable hotel revenues
Room	$805	$783	$3,293	$3,197
Food and beverage (3)	388	366	1,500	1,426
Other	70	70	283	292
Comparable hotel revenues (4)	1,263	1,219	5,076	4,915
Comparable hotel expenses
Room	212	212	854	854
Food and beverage (5)	268	260	1,054	1,022
Other	32	36	130	148
Management fees, ground rent and other costs	416	395	1,665	1,572
Comparable hotel expenses (6)	928	903	3,703	3,596
Comparable hotel EBITDA	335	316	1,373	1,319
Non-comparable hotel results, net (7)	19	28	87	135
Depreciation and amortization	(181)	(177)	(716)	(701)
Interest expense	(61)	(50)	(234)	(214)
Benefit (provision) for income taxes	4	3	(9)	(14)
Gain on sale of property and corporate level income/expense	50	138	70	222
Net income	$166	$258	$571	$747
___________

(1)

As previously disclosed, the adoption of the 11th edition of the Uniform System of Accounts for the Lodging Industry (“USALI”) on January 1, 2015 will impact our comparative operating results. The impact of USALI in both the fourth quarter and full year 2015 reduced comparable RevPAR growth by approximately 30 and 20 basis points, respectively. In addition, the impact of USALI in the fourth quarter and full year 2015 reduced comparable hotel EBITDA margins by approximately 3 and 15 basis points, respectively, while increasing comparable food and beverage revenue growth by approximately 140 and 270 basis points, respectively. These changes did not affect net income, comparable hotel EBITDA, or Adjusted EBITDA. See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of comparable hotel results. For additional information on comparable hotel EBITDA by market, see the supplemental information posted on our website.

(2)

Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP operating profit margins are calculated using amounts presented in the consolidated statements of operations. Comparable hotel EBITDA margins are calculated using amounts presented in the above table.

(3)

The reconciliation of total food and beverage sales per the consolidated statements of operations to the comparable food and beverage sales is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Food and beverage sales per the consolidated statements of operations	$408	$396	$1,568	$1,546
Non-comparable hotel food and beverage sales	(30)	(38)	(107)	(156)
Food and beverage sales for the property for which we record rental income	10	8	39	36
Comparable food and beverage sales	$388	$366	$1,500	$1,426

HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results (1)

(unaudited, in millions, except hotel statistics)

(4)

The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenues per the consolidated statements of operations	$1,334	$1,320	$5,387	$5,354
Non-comparable hotel revenues	(88)	(115)	(373)	(495)
Hotel revenues for the property for which we record rental income, net	17	14	62	56
Comparable hotel revenues	$1,263	$1,219	$5,076	$4,915
(5)

The reconciliation of total food and beverage expenses per the consolidated statements of operations to the comparable food and beverage expenses is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Food and beverage expenses per the consolidated statements of operations	$280	$280	$1,110	$1,109
Non-comparable hotel food and beverage expenses	(18)	(25)	(80)	(109)
Food and beverage expenses for the property for which we record rental income	6	5	24	22
Comparable food and beverage expenses	$268	$260	$1,054	$1,022
(6)

The reconciliation of operating costs and expenses per the consolidated statements of operations to the comparable hotel expenses is as follows (as discussed above, 2014 amounts have not been adjusted for the adoption of the 11th edition of USALI):

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Operating costs and expenses per the consolidated statements of operations	$1,187	$1,171	$4,737	$4,644
Non-comparable hotel expenses	(69)	(87)	(286)	(360)
Hotel expenses for the property for which we record rental income	17	14	62	56
Depreciation and amortization	(181)	(177)	(716)	(701)
Corporate and other expenses	(26)	(18)	(94)	(43)
Comparable hotel expenses	$928	$903	$3,703	$3,596
(7)

Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels and sold hotels, which operations are included in our consolidated statements of operations as continuing operations, (ii) gains on property insurance settlements, and (iii) the results of our office buildings.

HOST HOTELS & RESORTS, INC.

Other Financial Data

(unaudited, in millions, except per share amounts)

			December 31, 2015	December 31, 2014
Equity
Common shares outstanding			750.3	755.8
Common shares outstanding assuming conversion of OP Units (1)			759.7	765.2
Preferred OP Units outstanding			.02	.02

Security pricing
Common stock (2)			$ 15.34	$ 23.77

			Quarter ended	Year ended
			December 31,	December 31,
Dividends declared per common share
2015			$ .20	$ .80
2014			.26	.75

Debt
Senior debt	Rate	Maturity date	December 31, 2015	December 31, 2014
Series V	6%	11/2020	$ —	$ 495
Series X	5 7⁄8%	6/2019	—	493
Series Z	6%	10/2021	297	296
Series B	5 1⁄4%	3/2022	347	346
Series C	4 3⁄4%	3/2023	445	445
Series D	3 3⁄4%	10/2023	397	397
Series E	4%	6/2025	495	—
Series F	4 1⁄2%	2/2026	395	—
Exchangeable senior debentures	2 1⁄2%	10/2029	—	386
2014 Credit facility term loan	1.5%	6/2017	499	499
2015 Credit facility term loan	1.5%	9/2020	497	—
Credit facility revolver (3)	1.4%	6/2018	295	198
			3,667	3,555
Mortgage debt and other
Mortgage debt (non-recourse)	3.4-6.1%	7/2016-1/2024	350	402
Total debt (4)(5)			4,017	3,957
Percentage of fixed rate debt			65%	79%
Weighted average interest rate			3.7%	4.8%
Weighted average debt maturity			6 years	5.2 years
Cash interest expense, net (6)			$ 184
___________
(1)

Each OP Unit is redeemable for cash or, at our option, for 1.021494 common shares of Host Inc. At December 31, 2015 and 2014, there were 9.1 million and 9.3 million common OP Units, respectively, held by non-controlling interests.

(2)	Share prices are the closing price as reported by the New York Stock Exchange.
(3)	The interest rate shown is the weighted average rate of the outstanding credit facility at December 31, 2015.
(4)

In accordance with GAAP, total debt includes the debt of entities that we consolidate, but of which we do not own 100%, and excludes the debt of entities that we do not consolidate, but of which we have a non-controlling ownership interest and record our investment therein under the equity method of accounting. As of December 31, 2015, our non-controlling partners’ share of consolidated debt is $91 million and our share of debt in unconsolidated investments is $347 million.

(5)	Total debt as of December 31, 2015 and 2014 includes net discounts of $2 million and $16 million, respectively.
(6)

Reflects forecast cash interest expense, net of debt extinguishment costs, as of the balance sheet date. The following chart reconciles cash interest expense to GAAP interest for 2015 and Forecast Full Year 2016. See footnote (1) to the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per diluted share for 2016 Forecasts for full year forecast assumptions:

	Forecast Full Year 2016	December 31, 2015
GAAP interest expense	$165	$234
Non-cash interest for exchangeable debentures	—	(13)
Amortization of deferred financing costs	(6)	(8)
Non-cash debt extinguishment costs	—	(11)
Cash debt extinguishment costs	—	(30)
Change in accrued interest	(6)	12
Cash interest full year	$153	$184

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to

EBITDA and Adjusted EBITDA (1)

(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net income (2)	$166	$258	$571	$747
Interest expense	61	50	234	214
Depreciation and amortization	181	177	716	695
Income taxes	(4)	(3)	9	14
EBITDA (2)	404	482	1,530	1,670
Gain on dispositions (3)	(32)	(122)	(93)	(233)
(Gain) loss on property insurance settlement	2	—	(2)	(1)
Acquisition costs	—	—	1	2
Litigation gain (4)	—	(2)	—	(61)
Non-cash impairment loss	—	—	—	6
Equity investment adjustments:
Equity in earnings of affiliates	(43)	(30)	(70)	(26)
Pro rata Adjusted EBITDA of equity investments	18	28	68	68
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non- controlling partners in other consolidated partnerships	(5)	(5)	(25)	(23)
Adjusted EBITDA (2)	$344	$351	$1,409	$1,402
___________

(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Net Income, EBITDA, Adjusted EBITDA, NAREIT FFO and Adjusted FFO include a gain of $0.6 million and $2.3 million for the quarter and year ended December 31, 2015, respectively, and $2.5 million for the quarter and year ended December 31, 2014 for the sale of the portion of land attributable to individual units sold by the Maui timeshare joint venture.

(3)	Reflects the sale of eight hotels in 2015, the sale of four hotels in 2014 and the sale of an 89% controlling interest in one hotel in 2014.
(4)

As of September 30, 2014, we had accrued litigation losses totaling $69 million for litigation related to the ground lease for the San Antonio Marriott Rivercenter in 2005. On October 3, 2014 the final motion for rehearing by Keystone-Texas Property Holding Corporation to the Texas Supreme Court was denied. As a result, in the third quarter of 2014, we reversed the $69 million loss contingency, which was included as a reduction to corporate expense in net income. Consistent with our definition of Adjusted EBITDA and Adjusted FFO, we had excluded $59 million of the gain, as the related accrual for these amounts were similarly excluded in prior years. We included $10 million of the gain in Adjusted EBITDA and Adjusted FFO, which represents periodic interest accrued on the judgments since 2010, as this amount was included as a reduction in Adjusted EBITDA and Adjusted FFO in prior years.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to NAREIT and

Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net income (2)	$166	$258	$571	$747
Less: Net income attributable to non-controlling interests	(3)	(4)	(13)	(15)
Net income attributable to Host Inc.	163	254	558	732
Adjustments:
Gain on dispositions, net of taxes (3)	(32)	(122)	(93)	(232)
(Gain) loss on property insurance settlement	2	—	(2)	(1)
Depreciation and amortization	180	176	712	692
Non-cash impairment loss	—	—	—	6
Equity investment adjustments:
Equity in earnings of affiliates	(43)	(30)	(70)	(26)
Pro rata FFO of equity investments	11	31	45	51
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(2)	(2)	(9)	(9)
FFO adjustments for non-controlling interests of Host L.P.	(1)	(1)	(7)	(6)
NAREIT FFO (2)	278	306	1,134	1,207
Adjustments to NAREIT FFO:
Loss on debt extinguishment	20	—	45	4
Acquisition costs	—	1	1	3
Litigation gain (4)	—	(2)	—	(61)
Adjusted FFO (2)	$298	$305	$1,180	$1,153

For calculation on a per share basis:

Adjustments for dilutive securities (5):
Assuming conversion of Exchangeable Senior Debentures	$1	$7	$22	$27
Diluted NAREIT FFO	$279	$313	$1,156	$1,234
Diluted Adjusted FFO	$299	$312	$1,202	$1,180

Diluted weighted average shares outstanding - EPS	761.9	787.6	752.9	786.8
Assuming conversion of Exchangeable Senior Debentures	—	—	25.4	—
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	761.9	787.6	778.3	786.8
NAREIT FFO per diluted share	$.37	$.40	$1.49	$1.57
Adjusted FFO per diluted share	$.39	$.40	$1.54	$1.50
___________

(1-4)	Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA and Adjusted EBITDA.
(5)

Earnings per diluted share and NAREIT FFO and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and

NAREIT and Adjusted Funds From Operations per Diluted Shares for 2016 Forecasts (1)

(unaudited, in millions, except per share amounts)

	Full Year 2016
	Low-end of range	High-end of range
Net income	$612	$641
Interest expense	165	165
Depreciation and amortization	716	716
Income taxes	23	24
EBITDA	1,516	1,546
Gain on dispositions	(75)	(75)
Equity investment adjustments:
Equity in earnings of affiliates	(25)	(25)
Pro rata Adjusted EBITDA of equity investments	58	58
Consolidated partnership adjustments:
Pro rata Adjusted EBITDA attributable to non-controlling partners in other consolidated partnerships	(24)	(24)
Adjusted EBITDA	$1,450	$1,480

	Full Year 2016
	Low-end of range	High-end of range
Net income	$612	$641
Less: Net income attributable to non-controlling interests	(11)	(11)
Net income attributable to Host Inc.	601	630
Gain on dispositions, net of tax	(75)	(75)
Depreciation and amortization	712	712
Equity investment adjustments:
Equity in earnings of affiliates	(25)	(25)
Pro rata FFO of equity investments	44	44
Consolidated partnership adjustments:
FFO adjustment for non-controlling partners in other consolidated partnerships	(9)	(9)
FFO adjustment for non-controlling interests of Host LP	(8)	(8)
NAREIT FFO and Adjusted FFO	1,240	1,269
Diluted NAREIT FFO and Adjusted FFO	1,240	1,269

Weighted average diluted shares - EPS	751.2	751.2
Weighted average diluted shares - NAREIT and Adjusted FFO	751.2	751.2
Earnings per diluted share	$0.80	$0.84
NAREIT FFO per diluted share	$1.65	$1.69
Adjusted FFO per diluted share	$1.65	$1.69

___________

(1)	The forecasts are based on the below assumptions:
•

Total comparable hotel RevPAR in constant US$ will increase 3.0% to 4.0% for the low and high end of the forecast range, which excludes the effect of changes in foreign currency. However, the effect of estimated changes in foreign currency has been reflected in the forecast of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share.

•	Comparable hotel EBITDA margins will increase from zero to 40 basis points for the low and high ends of the forecasted range, respectively.
•

We expect to spend approximately $180 million to $195 million on ROI/redevelopment and acquisition capital expenditures and approximately $310 million to $325 million on renewal and replacement expenditures.

•

We have adjusted the above forecasts for the sale of the Novotel Wellington and San Diego Marriott Mission Valley, which were sold in the first quarter, and three hotels that are currently under contract that are subject to various closing conditions which may not be satisfied. There can be no assurances that these properties will be sold within this time period or at the sales prices indicated.

For a discussion of additional items that may affect forecasted results, see the Notes to Financial Information.

 HOST HOTELS & RESORTS, INC.

Schedule of Comparable Hotel Results

for 2016 Forecasts (1)

(unaudited, in millions, except hotel statistics)

	Full Year 2016
	Low-end of range	High-end of range
Operating profit margin under GAAP (2)	12.7%	13.2%
Comparable hotel EBITDA margin (3)	27.05%	27.45%
Comparable hotel sales
Room	$3,334	$3,366
Food and beverage	1,511	1,526
Other	284	286
Comparable hotel sales (4)	5,129	5,178
Comparable hotel expenses
Rooms, food and beverage and other departmental costs	2,009	2,016
Management fees, ground rent and other costs	1,732	1,741
Comparable hotel expenses (5)	3,741	3,757
Comparable hotel EBITDA	1,388	1,421
Non-comparable hotel results, net	134	139
Depreciation and amortization	(716)	(716)
Interest expense	(165)	(165)
Provision for income taxes	(23)	(24)
Gain on sale of property and corporate level income/expense	(6)	(14)
Net income	$612	$641
___________

(1)

Forecast comparable hotel results include 95 hotels that we have assumed will be classified as comparable as of December 31, 2016, which excludes the results of two hotels sold in the first quarter 2016, as well as the results of hotels that have been, or are expected to be, under significant renovation in 2015 and/or 2016. See “Comparable Hotel Operating Statistics” in the Notes to Financial Information. No assurances can be made as to the hotels that will be in the comparable hotel set for 2016. Also, see the notes to the “Reconciliation of Net Income to EBITDA, Adjusted EBITDA and NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2016 Forecasts” for other forecast assumptions and further discussion of our comparable hotel set.

(2)	Operating profit margin under GAAP is calculated as the operating profit divided by the forecast total revenues per the consolidated statements of operations. See (4) below for forecast revenues.
(3)	Comparable hotel EBITDA margin is calculated as the comparable hotel EBITDA divided by the comparable hotel sales per the table above.
(4)	The reconciliation of forecast total revenues to the forecast comparable hotel sales is as follows (in millions):
	Low-end of range	High-end of range
Revenues	$5,547	$5,600
Non-comparable hotel revenues	(473)	(477)
Hotel revenues for the property for which we record rental income, net	55	55
Comparable hotel sales	$5,129	$5,178

(5)	The reconciliation of forecast operating costs and expenses to the comparable hotel expenses is as follows (in millions):
	Low-end of range	High-end of range
Operating costs and expenses	$4,845	$4,860
Non-comparable hotel and other expenses	(339)	(338)
Hotel expenses for the property for which we record rental income	55	55
Depreciation and amortization	(716)	(716)
Corporate and other expenses	(104)	(104)
Comparable hotel expenses	$3,741	$3,757

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Forecasts

Our forecast of earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, Adjusted EBITDA, comparable hotel EBITDA margins, and cash interest expense are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR and margin growth; the amount and timing of acquisitions and dispositions of hotel properties is an estimate that can substantially affect financial results, including such items as net income, depreciation and gains on dispositions; the level of capital expenditures may change significantly, which will directly affect the level of depreciation expense and net income; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Comparable Hotel Operating Statistics

To facilitate a quarter-to-quarter comparison of our operations, we present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this report on a comparable hotel basis.

Because these statistics and operating results relate only to our hotel properties, they exclude results for our non-hotel properties and other real estate investments. We define our comparable hotels as properties:

(i) that are owned or leased by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared; and

(ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects (as further defined below) during the reporting periods being compared.

The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large scale capital project that would cause a hotel to be excluded from our comparable hotel set is an extensive renovation of several core aspects of the hotel, such as rooms, meeting space, lobby, bars, restaurants and other public spaces. Both quantitative and qualitative factors are taken into consideration in determining if the renovation would cause a hotel to be removed from the comparable hotel set, including unusual or exceptional circumstances such as: a reduction or increase in room count, rebranding, a significant alteration of the business operations, or the closing of the hotel during the renovation.

We do not include an acquired hotel in our comparable hotel set until the operating results for that hotel have been included in our consolidated results for one full calendar year. For example, we acquired The Phoenician in June 2015. The hotel will not be included in our comparable hotels until January 1, 2017. Hotels that we sell are excluded from the comparable hotel set once the transaction has closed. Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption or commence a large-scale capital project. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after completion of the repair of the property damage or cessation of the business interruption, or the completion of large-scale capital projects, as applicable.

Of the 107 hotels that we owned on December 31, 2015, 96 have been classified as comparable hotels. The operating results of the following hotels that we owned as of December 31, 2015 are excluded from comparable hotel results for these periods:

Renovations/pro forma acquisitions: Hotels undergoing large-scale capital projects, as well as new acquisitions where comparable historical information for periods prior to our ownership is available:

•

The Camby Hotel (previously The Ritz-Carlton, Phoenix), removed in the third quarter of 2015 (business disruption due to rebranding, including closure of the hotel in July 2015 for extensive renovation work);

•

Sheraton Santiago Hotel & Convention Center and San Cristobal Tower, Santiago, removed in the second quarter of 2015 (business interruption due to extensive guestroom renovation and reconfiguration, which requires temporary closure of a significant portion of the guestrooms);

•

The Logan (previously the Four Seasons Philadelphia), removed in the first quarter of 2015 (business interruption due to rebranding, including closure of the hotel in order to expedite renovation efforts);

•

Houston Airport Marriott at George Bush Intercontinental, removed in the first quarter of 2015 (business interruption due to complete repositioning of the hotel, including guest room renovations and the closure of two restaurants to create a new food and beverage outlet and lobby experience);

•	Marriott Marquis San Diego Marina, removed in the first quarter of 2015 (business interruption due to the demolition of the existing conference center and new exhibit hall);
•	The Phoenician (acquired in June 2015);

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•	YVE Hotel Miami (acquired as the b2 miami downtown hotel in August 2014); and
•	Axiom Hotel (acquired as the Powell Hotel in January 2014).

Development: Hotels that were under development:

•	Novotel Rio de Janeiro Parque Olimpico (opened in the fourth quarter of 2014); and
•	ibis Rio de Janeiro Parque Olimpico (opened in the fourth quarter of 2014).

The operating results of thirteen hotels disposed of in 2015 and 2014 are not included in comparable hotel results for the periods presented herein. These operations are also excluded from the hotel operating data for all owned hotels on pages 10 and 11.

Operating statistics for the non-comparable hotels listed above are included in the hotel operating data for all owned hotels. By definition, the RevPAR results for these properties are not comparable due to the reasons listed above, and, therefore, are not indicative of the overall trends for our portfolio. The operating results for the three hotels acquired in 2015 and 2014 are included in the all owned hotel operating data on a pro forma basis, which includes operating results assuming they were owned as of January 1, 2014 and based on actual results obtained from the managers for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. All owned hotel operating statistics are provided for completeness and to show the difference between our comparable hotel information (upon which we usually evaluate performance) and all of our hotels, including non-comparable hotels. Also, while they may not be illustrative of trends (as compared to comparable hotel operating statistics), changes in all owned hotel statistics will have an effect on our overall revenues. We also present all owned hotel statistics for our joint venture in Europe using the same methodology as our consolidated hotels.

We evaluate the operating performance of our comparable hotels based on both market and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Our markets consist of the following:

Domestic

•	Boston – Greater Boston Metropolitan area;
•	New York – Greater New York Metropolitan area, including northern New Jersey;
•	Washington, D.C. – Metropolitan area, including the Maryland and Virginia suburbs;
•	Atlanta – Atlanta Metropolitan area;
•	Florida – All Florida locations;
•	Chicago – Chicago Metropolitan area;
•	Denver – Denver Metropolitan area;
•	Houston – Houston Metropolitan area;
•	Phoenix – Phoenix Metropolitan area, including Scottsdale;
•	Seattle – Seattle Metropolitan area;
•	San Francisco – Greater San Francisco Metropolitan area, including San Jose;
•	Los Angeles – Greater Los Angeles area, including Orange County;
•	San Diego – San Diego Metropolitan area;
•	Hawaii – All Hawaii locations; and
•	Other – Select cities in California, Indiana, Louisiana, Minnesota, Missouri, Ohio, Pennsylvania, Tennessee and Texas.

International

•	Asia-Pacific – Australia and New Zealand;
•	Canada – Toronto and Calgary; and
•	Latin America – Brazil, Chile and Mexico.

Our property types consist of the following:

•	Urban – Hotels located in primary business districts of major cities;
•	Suburban – Hotels located in office parks or smaller secondary markets;
•	Resort – Hotels located in resort destinations such as Arizona, Florida, Hawaii and Southern California; and
•	Airport – Hotels located at or near airports.

Constant US$, Nominal US$ and Constant Euros

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

results for the prior year assuming the results for our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. For the full year forecast results, we use the applicable forward currency curve (as published by Bloomberg L.P.) for each monthly period to estimate forecast foreign operations in U.S. dollars and have restated the prior year RevPAR results using the same forecast exchange rates to estimate year-over-year growth in RevPAR in constant US$. We believe this presentation is useful to investors as it shows growth in RevPAR in the local currency of the hotel consistent with how we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the actual and forecast results of net income, EBITDA, earnings per diluted share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

We also present RevPAR results for our joint venture in Europe in constant Euros using the same methodology as used for the constant US$ presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) Adjusted EBITDA and (iv) Comparable Hotel Property Level Operating Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains and losses from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation, amortization and impairments and adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairments and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance.

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs associated with the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2013, management excluded the $11 million gain from the eminent domain claim for land for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of NAREIT and Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, is widely used by management in the annual budget process and for our compensation programs.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating the performance of Host Inc. and Host LP because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. Adjusted EBITDA also is a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•

Real Estate Transactions – We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition or acquisition of depreciable assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated book value of the disposed assets could be less important to investors given that the depreciated asset book value often does not reflect the market value of real estate assets as noted above.

•

Equity Investment Adjustments – We exclude the equity in earnings (losses) of affiliates as presented in our consolidated statement of operations because it includes our pro rata portion of the depreciation, amortization and interest expense related to such investments, which are excluded from EBITDA. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this reflects more accurately the performance of our investments. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

•

Consolidated Partnership Adjustments – We deduct the non-controlling partners’ pro rata share of Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships. The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ percentage ownership in the partnership or joint venture.

•

Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses – We exclude the effect of impairment expense recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment expense, which is based on historical cost book values, is similar to gains and losses on dispositions and depreciation expense, both of which are excluded from EBITDA.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the company.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business, which is consistent with the definition of Adjusted FFO that we adopted effective January 1, 2011. We believe that including these items is not consistent with our ongoing operating performance.

In unusual circumstances, we may also adjust EBITDA for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2013, management excluded the $11 million gain from the eminent domain claim for land for which we received the cash proceeds in 2007, but, pending the resolution of certain contingencies, was not recognized until 2013. Typically, gains from the disposition of non-depreciable property are included in the determination of Adjusted EBITDA.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA and Adjusted EBITDA

We calculate NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share, which is not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs. EBITDA and Adjusted EBITDA, as presented, may also not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes only) and other items have been and will be made and are not reflected in the EBITDA Adjusted EBITDA, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Comparable Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, EBITDA (and the related margin) and food and beverage adjusted profit (and the related margin), on a comparable hotel, or “same store,” basis as supplemental information for investors. Our comparable hotel results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable properties after removing the impact of the Company’s capital structure (primarily interest expense), and its asset base (primarily depreciation and amortization). Corporate-level costs and expenses are also removed to arrive at property-level results.  We believe these property-level results provide investors with supplemental information into the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by region and for the Company’s comparable properties in the aggregate. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.